------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person*

   The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York             New York                10004
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   12/19/00
================================================================================
3. IRS or Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Issuer Name AND Ticker or Trading Symbol

   Hexcel Corporation (NYSE:HXL)
================================================================================
5 Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ]   Form Filed by One Reporting Person
   [ X ]   Form Filed by More Than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$0.01 per share                          (1)                         (1)                  (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instruction 5(b)(v)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

See attached pages.


(see attached pages)                                        December 29, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
         Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)


Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000, G.P., L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Purchasers, collectively, the "Filing Persons"). The principal business address of each Filing Person (other than GS Offshore, GS oHG, GS Germany and GS GmbH) is 85 Broad Street, New York, NY 10004. The principal business address for GS Offshore is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS oHG, GS GmbH and GS Germany is MesseTurm, 60308 Frankfurt am Main, Germany.


Explanation of Responses:

(1) As of December 19, 2000, GS Group and Goldman Sachs may be deemed to own beneficially and indirectly an aggregate of 14,525,000 shares of Common Stock by reason of the Purchasers' beneficial ownership of such shares.

          Affiliates of GS Group and Goldman Sachs are the managing members of the Purchasers. Affiliates of GS Group and Goldman Sachs are the general partners or managing partners of the Limited Partnerships. Goldman Sachs is the investment manager of the Limited Partnerships. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock owned beneficially and directly by the Purchasers and owned beneficially and indirectly by the Limited Partnerships, except to the extent of their pecuniary interest therein.

          As of December 19, 2000, each of (i) GS Capital, the managing member of LXH, the managing general partner of LXH L.P. and the sole stockholder of LXH Corp., and (ii) GS Advisors, the general partner of GS Capital, may be deemed to own beneficially and indirectly an aggregate of 8,272,312 shares of Common Stock by reason of LXH's beneficial ownership of such shares. Each of GS Capital and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, LXH Corp., the limited partner of LXH L.P., may be deemed to own beneficially and indirectly 221,325.7 shares of Common Stock by reason of

LXH's beneficial ownership of such shares. LXH Corp. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, LXH L.P., a member of LXH, may be deemed to own beneficially and indirectly 257,299.2 shares of Common Stock by reason of LXH's beneficial ownership of such shares. LXH L.P. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, LXH may be deemed to own beneficially and directly 8,272,312 shares of Common Stock.

          As of December 19, 2000, each of (i) GS Offshore, the managing member of LXH II, and (ii) GS Advisors, the general partner of GS Offshore, may be deemed to own beneficially and indirectly 3,005,843 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Offshore and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, each of (i) GS Germany, a member of LXH II, (ii) GS GmbH, the sole managing partner of GS Germany, and (iii) GS oHG, the sole managing partner of GS GmbH, may be deemed to own beneficially and indirectly 345,764 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Germany, GS GmbH and GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, each of (i) GS Employee, a member of LXH II and (ii) GS Employee 2000, the general partner of GS Employee, may be deemed to own beneficially and indirectly 2,628,354 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Employee and GS Employee 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, each of (i) Stone Street, a member of LXH II and (ii) Stone 2000, the general partner of Stone Street, may be deemed to own beneficially and indirectly 272,727 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of Stone Street and Stone 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

          As of December 19, 2000, LXH II may be deemed to own beneficially and directly 6,252,688 shares of Common Stock.

                                SIGNATURES:

                                     THE GOLDMAN SACHS GROUP, INC.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GOLDMAN, SACHS & CO.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS ADVISORS 2000, L.L.C.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact
                                     GOLDMAN, SACHS & CO. oHG



                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact



                                     GOLDMAN SACHS MANAGEMENT GP GmbH

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS Employee FUNDS 2000, G.P., L.L.C.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact

                                     STONE STREET 2000, L.L.C.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000, L.P.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000 GmbH & CO.
                                     BETEILIGUNGS KG

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     GS CAPITAL PARTNERS 2000
                                     EMPLOYEE FUND, L.P.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     STONE STREET FUND 2000, L.P.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact

                                     LXH HOLDINGS CORP.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     LXH HOLDINGS, L.P.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     LXH, L.L.C.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact


                                     LXH II, L.L.C.

                                     By:   /s/ Roger S. Begelman
                                        --------------------------------
                                        Name:  Roger S. Begelman
                                        Title: Attorney-in-fact

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)


                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2000.

THE GOLDMAN SACHS GROUP, INC.

By: /s/ Gregory K. Palm
---------------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934 (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2000.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By: /s/ Gregory K. Palm
---------------------------------
Name:    Gregory K. Palm
Title:   Managing Director

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS ADVISORS 2000, L.L.C.


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 28, 2000.


GOLDMAN, SACHS & CO. oHG


By: /s/ Andreas Kornlein                By: /s/ Sabine Mock
---------------------------------       ---------------------------------
Name:  Andreas Kornlein                 Name:  Sabine Mock
Title: Executive Director               Title: Executive Director

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS MANAGEMENT GP GmbH (the "Company") does hereby make, constitute and appoint each of Hans
L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GOLDMAN SACHS MANAGEMENT GP GmbH


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Managing Director

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000, G.P., L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS EMPLOYEE FUNDS 2000, G.P., L.L.C.


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 20, 2000.


STONE STREET 2000, L.L.C.


By: /s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By: Goldman Sachs Management GP GmbH

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Managing Director

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By: GS Employee Funds 2000 G.P., L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of March 20, 2000.


STONE STREET FUND 2000, L.P.

By: Stone Street 2000, L.L.C.

By: /s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that LXH HOLDINGS CORP. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


LXH HOLDINGS CORP.


By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Assistant Treasurer

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that LXH HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


LXH HOLDINGS L.P.

By: GS Capital Partners 2000, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that LXH, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


LXH, L.L.C.

By: GS Capital Partners 2000, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President

Item 1:       The Goldman Sachs Group, Inc.
              85 Broad Street
              New York, NY 10004
Item 2:       December 19, 2000
Item 4:       Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that LXH II, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 20, 2000.


LXH II, L.L.C.

By: GS Capital Partners 2000 Offshore, L.P.

By: GS Advisors 2000, L.L.C.

By: /s/ John E. Bowman
---------------------------------
Name:  John E. Bowman
Title: Vice President